REGAL REXNORD CORPORATION -- 2018 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD – ROIC Based

[Name]
[Address]

Dear _____________________:

You have been granted an award of Performance Share Units (an “Award”) under the Regal Rexnord Corporation 2018 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:    ____________

Number of Performance PSUs: _________
Share Units (“PSUs”):

Performance Period: Fiscal Years ____-_____

Performance Vesting for PSUs:    The performance metric that will determine the number of PSUs you earn will be based on the Company’s return on invested capital (“ROIC”) and improvement in ROIC for one or more years in the performance period specified above (each, an “ROIC Goal”). The ROIC Goals applicable to each year within the performance period will be communicated to you separately. ROIC for each fiscal year in the performance period will be calculated as (i) the Company’s adjusted net operating profit after tax, divided by (ii) the Company’s total invested capital as of the end of such fiscal year, in each case as determined by the Administrator in its discretion.

For each ROIC Goal that is met, 25% of the PSUs may be earned.

Any PSUs that are earned based on performance will be earned on the date that the Administrator determines the achievement of the ROIC Goal(s), which will occur after the end of the Performance Period. Any PSUs that are not earned on such date, and that are not eligible to be earned on a future date, shall be forfeited as of such date.

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before the PSUs have been earned, then all unearned PSUs will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death or Disability, in accordance with the terms of the Plan.

Change of Control:    Upon a Change of Control, this Award will be treated as provided in the Plan.

Issuance of Shares: As soon as reasonably practicable after any PSUs have been earned, the Company will issue to you a number of Shares equal to the number of PSUs that have been earned. In all events such settlement of any earned PSUs shall occur no later than March 15 of the year following the year in which the PSUs are earned unless delivery is deferred pursuant to a nonqualified deferred compensation plan, if allowed by the Company, in accordance with the requirements of Section 409A of the Code, and subject to applicable withholding.

Transferability of Shares:    By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or
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an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:    You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the PSUs unless and until Shares are issued therefor upon vesting of the units. Accordingly, prior to Shares being issued to you upon vesting of the PSUs, you may not exercise any voting rights and you will not be entitled to receive any dividends and other distributions paid with respect to any such Shares underlying the PSUs.

If, however, after the Grant Date and prior to the settlement date, both a record date and payment date with respect to a cash dividend (other than a special or extraordinary dividend, including any dividend not paid as a regular quarterly dividend) on the Shares occurs, then on the date that such dividend is paid to Company shareholders you shall be credited with “dividend equivalents” in an amount equal to the dividends that would have been paid to you if you owned a number of Shares equal to the number of outstanding Target PSUs hereunder as of such record date. The dividend equivalents will be deemed to be reinvested in additional Target PSUs (determined by dividing the cash dividends paid by the Fair Market Value of a Share on the dividend payment date) which will be subject to the same terms and conditions, and shall vest and be settled or be forfeited (if applicable) at the same time, as the Target PSUs to which they are attributable.

Transferability of Award:    Except as otherwise provided in the Plan, you may not assign, alienate, sell or transfer this Award for any reason, other than under your will or as required by the laws of descent and distribution. This Award also may not be pledged, attached or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of this Award in violation of its terms shall be null and void and unenforceable against the Company or any Affiliate.

Tax Withholding:    To the extent that the earning or payment of the PSUs results in income to you for Federal, state or local income tax purposes, or the Company is otherwise required to withhold amounts with respect to the PSUs, you shall deliver to the Company at the time the Company is obligated to withhold amounts, such amount as the Company requires to meet the statutory withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from payment under this Award or other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement in connection with the earning of PSUs, in whole or in part, in cash or by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon the earning of the PSUs having an aggregate Fair Market Value sufficient to satisfy the Company’s withholding obligation; provided that the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date on which the applicable withholding obligation arises.

Restrictive Covenants:    By accepting this Award, you agree that this Award shall be subject to forfeiture, and any gains pursuant to this Award shall be subject to disgorgement, if (1) while you are employed by or in service with the

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Company or any Affiliate, you compete with the Company or an Affiliate, participate in any enterprise that competes with the Company or an Affiliate or use or disclose, other than as expressly authorized by the Company, any confidential business information or trade secrets that you obtain during the course of your employment or service with the Company or any Affiliate; or (2) after you are no longer employed by or in service with the Company or any Affiliate, you are determined by the Administrator in its reasonable discretion (A) to be in breach of any confidentiality, noncompetition, nonsolicitation or similar agreement between you, on the one hand, and the Company or any Affiliate, on the other hand (your “Restrictive Agreement”), or (B) while this Award is in effect, to have engaged in conduct that would have constituted a breach of your Restrictive Agreement if such Restrictive Agreement were then in effect.

Miscellaneous:
•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award and the Plan shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award or the Plan shall be final, binding and conclusive.
•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to (1) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time (to the extent contemplated by such policies) and (2) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time (to the extent contemplated by such requirements).
•In general, this Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be modified, reduced, extinguished or canceled by the Administrator or the Company without your consent in accordance with the provisions of the Plan and the Administrator shall have the right, in its sole discretion, to adjust the Performance Goals at any time to reflect changes affecting ROIC that were not contemplated at the time the Performance Goals were established.
•The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
•This Award shall be binding upon and inure to the benefit of you and your heirs and personal representatives and the Company and its successors and legal representatives.
•This Award may be executed in counterparts.

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Prospectus
Delivery/Access:
•By accepting this Award you acknowledge that a prospectus for the Plan, along with a copy of the Plan and the Company’s most recent Annual Report to Shareholders, has been made available to you electronically via the Company’s designated stock plan administrator’s web portal.
•A paper copy of the prospectus for the Plan is also available to participants upon request.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

UNLESS YOU DECLINE THIS AWARD WITHIN 90 DAYS, YOU AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THIS AWARD AND THE PLAN.

REGAL REXNORD CORPORATION

By: ____________________________
Name:
Title:

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